EXHIBIT 10.2

                        ASSIGNMENT OF CON  TRACTS



              This Assignment of Contracts ("Assignment") is made as of September 8, 1998 ("Effective Date"), between Plastics, Inc., a Delaware corporation ("Assignor") and Prestige Plastics, Inc. a Minnesota corporation ("Assignee"), pursuant to that certain Asset Purchase and Sale Agreement dated as of July 31, 1998, among the Assignor, Home Products International Inc. ("HPI") and Newell Co. ("Agreement"). Subsequent to the execution of the Agreement HPI assigned all of its right, title and interest in the Agreement to Assignee. Capitalized terms not defined herein shall have the meanings assigned thereto in the Agreement.


                               RECITALS

   A. Pursuant to the Agreement and certain other agreements being executed and delivered to Assignee simultaneously herewith, Assignor is selling, transferring, conveying, assigning and delivering the Assets subject to certain Liabilities.

   B. Assignor is the owner of all right, title and interest in and to the contracts making up part of the Assets and described in Section 1.1(f) of the Agreement (the "Contracts").

   C. Assignor now desired to transfer to Assignee all its rights, title and interest in the Contracts.


                                CLAUSES

        1. Consideration. For good and valuable consideration, receipt and sufficiency of which Assignor specifically acknowledges, Assignor assigns, transfers and sells the Contracts to Assignee.

        2. Warrant. Except as otherwise disclosed in the Agreement or any exhibit or schedule attached thereto, Assignor warrants that it has not previously assigned the Contracts, that the Contracts are not subject to any valid Lien or encumbrance of any Person, and that to Assignor's Knowledge, there is no fact which impairs the rights assigned.

        3.    No  Retained  Rights.  Assignor's  assignment  of  the
   Contracts  to  Assignee  under  this  Assignment  constitutes   a
   complete, absolute and exclusive transfer of all rights (legal, equitable, use and otherwise) in the Contracts, whether currently existing or arising or recognized in the future. Assignor does not reserve or retain any rights.
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        4.   Further Instruments.  Assignor may execute, acknowledge
   and deliver to Assignee, such further instruments and documents which relate to the Contracts as set forth in this Assignment as Assignee may reasonably request from time to time or otherwise to give notice or evidence of Assignee's exclusive rights to the
   Contracts   and  all  claims  or  rights  thereunder.    Assignor
   acknowledges and agrees that the Contracts constitute the sole and exclusive property of Assignee.

        5. Successors and Assigns. The provisions of this Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; Provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Assignment without the consent of the other party.

        6. Governing Law. This Assignment shall be construed in accordance with and governed by the laws of the State of Illinois, without reference to rules regarding conflicts of law.


        IN WITNESS WHEREOF, the parties hereto have caused this Assighment to be executed as of the date first written above.


                                   PLASTICS, INC.

                                   By: /s/ Dale. L. Matschullat
                                   Name: Dale L. Matschullat
                                   Title:    Vice President




   ACCEPTED:

   PRESTIGE PLASTICS, INC.

   By:      /s/ James E. Winslow
   Name:         James E. Winslow
   Title:       Executive Vice President